Exhibit 99.1

Itron CFO Dave Remington to Retire; Steve Helmbrecht Announced as Successor

    SPOKANE, Wash.--(BUSINESS WIRE)--Oct. 11, 2004--Itron, Inc. (Nasdaq:ITRI), announced today that David G. Remington, vice president and chief financial officer will retire as CFO effective December 31, 2004. Replacing him at that time will be Steven M. Helmbrecht, vice president and general manager, International. Easing the transition of CFO responsibilities will be that Remington will continue to be involved with Itron on a part time basis for two years, providing financial and strategic consulting services.
    "Dave has been a driving force behind the five acquisitions that Itron has completed in the last three years, and was instrumental in obtaining the capital resources necessary to complete them," said LeRoy Nosbaum, chairman and CEO. "We are very grateful to him for his many significant contributions to our transformation and growth, and his financing innovations in the almost nine years that he has been with us."
    "Dave will be handing over the financial responsibilities of the Company to a very qualified successor. Steve has a demonstrated track record in both operations and finance and is a valued member of the Itron leadership team," continued Nosbaum.
    Steve Helmbrecht joined Itron in September 2002 as vice president and general manager, International. Prior to joining Itron, Helmbrecht was chief financial officer of LineSoft Corporation, a leading provider of engineering design software and services to the electric utility industry, which Itron acquired in 2002. Helmbrecht spent seven years with SS&C Technologies, Inc., a leading provider of portfolio management and accounting software where he had executive responsibilities for international sales, marketing and operations. Helmbrecht has a B.A. in Business Administration (Accounting) from the University of Washington and a Master of Taxation from the University of Denver.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 3,000 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for electricity metering, meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management. To know more, start here: www.itron.com.


    CONTACT: Itron, Inc.
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com